Exhibit 5.1

February 1, 2011

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101

San Diego, California 92130

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Marshall Edwards, Inc., a Delaware corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-4 (the “Registration Statement”) relating to shares of Series A Convertible Preferred Stock of the Company, par value $0.01 per share (the “Convertible Preferred Stock”), to be issued pursuant to an Asset Purchase Agreement, dated as of December 21, 2010, by and among the Company and its majority stockholder, Novogen Limited (“Novogen”), and Novogen’s wholly-owned subsidiary, Novogen Research Pty Ltd (the “Seller”) (such agreement, the “Asset Purchase Agreement”), and the shares of Common Stock of the Company, par value $0.00000002 per share (the “Common Stock”), issuable upon conversion of the Convertible Preferred Stock. Pursuant to the Asset Purchase Agreement, the Company will, among other things, acquire certain isoflavone-related assets from the Seller in exchange for the issuance of 1,000 shares of the Convertible Preferred Stock.

In connection with this opinion letter, we have examined the Asset Purchase Agreement, including the Form of Certificate of Designations of the Series A Convertible Preferred Stock, the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion as follows:

1.	When the Certificate of Designations of the Series A Convertible Preferred Stock is duly executed on behalf of the Company in the form contemplated by the Asset Purchase Agreement and filed with the Secretary of State of the State of Delaware and the shares of Convertible Preferred Stock have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Asset Purchase Agreement, the shares of Convertible Preferred Stock will be validly issued, fully paid and non-assessable.

2.	The shares of Common Stock issuable upon conversion of the Convertible Preferred Stock have been duly authorized and reserved for issuance and, when issued upon conversion of the Convertible Preferred Stock as contemplated in the Certificate of Designations of the Convertible Preferred Stock and the Registration Statement, will be validly issued, fully paid and nonassessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the document that forms a part of such Registration

Marshall Edwards, Inc.

February 1, 2011

Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP